Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

F-3

DLocal Limited

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Class A common shares, par value $0.002 per share	(1)	457(r)		$		$0.0001531	$

Total Offering Amounts:							$0.00			0.00
Total Fees Previously Paid:										0.00
Total Fee Offsets:										0.00
Net Fee Due:										$0.00

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Offering Note(s)

(1)	An indeterminate aggregate initial offering price and number or amount of the securities of each identified class is being registered as may from time to time be issued at indeterminate prices pursuant to this Registration Statement.

In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended, DLocal Limited (“dLocal”) is deferring payment of all of the registration fee. Registration fees will be paid subsequently on a “pay as you go” basis. dLocal will calculate the registration fee applicable to an offer of securities pursuant to this Registration Statement based on the fee payment rate in effect on the date of such fee payment.